February 20, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Dear Sir/Madam:

We have read Item 4.01 of the current report on Form 8-K dated Febuary 18, 2009 of  K's Media and are in agreement with the statements contained therein under the heading entitled “Dismissal of Sherb & Company, LLP as Certifying Accountant”.  We have no basis to agree or disagree with the other statements of the registrant contained in the aforesaid Item 4.01.

Very truly yours,

/s/ Sherb & Company, LLP

Sherb & Company, LLP